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                                                                   Exhibit 23(c)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-4 of RightCHOICE Managed Care, Inc. of our reports dated February 9, 2000 related to the financial statements and financial statement schedules, except for Note 13 to the consolidated financial statements of RightCHOICE Managed Care, Inc. and
Note 10 of the Blue Cross and Blue Shield of Missouri Historical Carve-Out financial statements, for which the date is March 9, 2000, and of our report dated March 23, 2000 relating to the balance sheet of RightCHOICE Managed Care, Inc., a Delaware Corporation, which appear in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
April 10, 2000